Exhibit 23
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     We have issued our report dated December 13, 2007, accompanying the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), included in the Annual Report of XATA Corporation on Form 10-K, for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of XATA Corporation on Forms S-8 (File Nos. 333-140741, 333-113025, 333-85584, 333-59214, 333-28337, 333-03670, 33-94006, 33-89222, 33-74148 and 333-132247) and Forms S-3 and amendments (File Nos. 333-145279, 333-113016, 333-111797, 333-111798, 333-82905 and 333-132246).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
December 13, 2007